Exhibit 5.4

Lloyds Banking Group plc 25 Gresham Street London EC2V 7HN	CMS Cameron McKenna LLP Saltire Court 20 Castle Terrace Edinburgh EH1 2EN DX 553001 EDINBURGH LP 2 EDINBURGH 6 T +44 131 228 8000 F +44 131 228 8888 www.cms-cmck.com
2 June 2016
Your ref
Our ref - DOCS/EDN/LLO015.00032

Ladies and Gentlemen

Lloyds Banking Group plc (the "Company")

Shelf registration statement to be filed on Form F-3 with the United States Securities and Exchange Commission (“SEC”) on 2 June 2016 by the Company and Lloyds Bank plc (the "Registration Statement")

Guarantee by the Company of senior and subordinated debt securities issued and sold by Lloyds Bank plc under the Registration Statement

1.	We have acted as Scottish legal advisers to the Company in connection with the registration under the US Securities Act of 1933, as amended (the Securities Act), of subordinated debt securities and senior debt securities of Lloyds Bank plc (the Issuer) pursuant to the Registration Statement. Each series of Debt Securities issued by the Issuer will have the benefit of an unconditional guarantee by the Company (each a Guarantee, and together the Guarantees).

2.	This opinion is limited to Scots law as applied by the Scottish courts and is given on the basis that it will be governed by and construed in accordance with Scots law. In particular, we express no opinion herein with regard to any system of law (including, for the avoidance of doubt, English law, the federal laws of the United States of America and the laws of the State of New York) other than the laws of Scotland as currently applied by the Scottish courts.

3.	For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

CMS Cameron McKenna LLP is a limited liability partnership registered in England and Wales with registration number OC310335. It is a body corporate which uses the word “partner” to refer to a member, or an employee or consultant with equivalent standing and qualifications. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales with SRA number 423370. A list of members and their professional qualifications is open to inspection at the registered office, Cannon Place, 78 Cannon Street, London, EC4N 6AF. Members are either solicitors or registered foreign lawyers. VAT registration number: 974 899 925. Further information about the firm can be found at www.cms-cmck.com

CMS Cameron McKenna LLP is a member of CMS Legal Services EEIG (CMS EEIG), a European Economic Interest Grouping that coordinates an organisation of independent law firms. CMS EEIG provides no client services. Such services are solely provided by CMS EEIG’s member firms in their respective jurisdictions. CMS EEIG and each of its member firms are separate and legally distinct entities, and no such entity has any authority to bind any other. CMS EEIG and each member firm are liable only for their own acts or omissions and not those of each other. The brand name “CMS” and the term “firm” are used to refer to some or all of the member firms or their offices. Further information can be found at www.cmslegal.com

Notice: the firm does not accept service by e-mail of court proceedings, other processes or formal notices of any kind without specific prior written agreement.

4.	We have assumed that:

(a)	(except in the case of the Company) all relevant documents are within the capacity and powers of, and (other than the Guarantees) have been validly authorised by, each party;

(b)	each issue of a Guarantee by the Company will be validly authorised by the Company;

(c)	(in the case of each party) all relevant documents have been or (in the case of the Subordinated Indenture, the Debt Securities and the Guarantees) will be validly executed and delivered by the relevant party;

(d)	each of the documents which are the subject of this opinion is valid, binding and enforceable on each party under the law to which it is expressed to be subject where that is not Scots law, and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by Scots law; and

(e)	the issue of the Debt Securities or the Guarantees will not be affected by any financial restrictions arising from United Nations, European Union or United Kingdom sanctions or exchange control legislation, regulations or orders.

5.	References in this opinion to:

the Debt Securities are to the debt securities which may be issued by the Issuer under the Senior Indenture or the Subordinated Indenture pursuant to the Registration Statement;

Subordinated Debt Securities are to Debt Securities which are issued, authenticated and delivered under the Subordinated Indenture; and

Subordinated Guarantees are to the Guarantees of Subordinated Debt Securities which are executed by the Company and endorsed on the Subordinated Debt Securities in accordance with the provisions of the Subordinated Indenture.

6.	Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above and subject to the qualifications in paragraphs 7 and 8 below and to any matters not disclosed to us, we are of the following opinion:

(1)	The Company is a company incorporated in Scotland under the Companies Act 1985.

(2)	The Company has corporate power to enter into the Subordinated Indenture, and has taken all necessary corporate action to authorise its execution, delivery and performance of the Subordinated Indenture.

(3)	The Company has corporate power to perform its obligations under the Indentures and the Guarantees.

(4)	Save for the authorisation of each issue of a Guarantee required in accordance with the Minutes, the Company has taken all necessary corporate action to authorise its execution, delivery and performance of the Guarantees.

(5)	The subordination provisions contained in the Subordinated Guarantees and Section 13.01 of the Subordinated Indenture, insofar as they relate to the Company and are expressed to be governed by the laws of Scotland, will constitute legal, valid, binding and enforceable obligations of the Company.

7.	The term “enforceable” as used above means that the obligations assumed by the relevant party under the relevant document are of a type which the Scottish courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(1)	enforcement may be limited by (a) bankruptcy, insolvency and liquidation, (b) reorganisation, (c) laws of general application relating to or affecting the rights of creditors, and (d) general principles of equity;

(2)	an order of specific implement will not normally be made in respect of any obligation to pay money, and interdict and specific implement are discretionary remedies; and

(3)	rights may become extinguished by prescription, and claims may be time-barred by limitation or may be or become subject to retention, set-off or compensation.

8.	This opinion is subject to the following:

(1)	It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.

(2)	A certificate, determination, notification, minute or opinion might be held by the Scottish courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary.

(3)	A Scottish court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances - for example, if proceedings are brought elsewhere.

(4)	The effectiveness of provisions relating to the choice of law to govern non-contractual obligations will be subject, where applicable, to Regulation (EC) No 864/2007 of the European Parliament and of the Council on the law applicable to non-contractual obligations (the Rome II Regulation). The effectiveness of such provisions in situations where the Rome II Regulation does not apply is uncertain.

(5)	Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

(6)	A Scottish court may refuse to give effect to any provision of an agreement which amounts to an indemnity in respect of the costs of unsuccessful litigation brought before a Scottish court or where the court has itself made an order for costs.

(7)	The Scottish courts are prepared to give judgments in foreign currency if that was the proper currency of the contract. The judgment may, however, require to be converted into Sterling for enforcement purposes. Foreign currency amounts claimed in a Scottish liquidation (including distributions of income or capital due to or claimed by holders of Debt Securities) must be converted into Sterling at the exchange rate prevailing at the date of commencement of the liquidation.

(8)	We express no opinion upon United Kingdom taxation matters (including stamp duty and stamp duty reserve tax), the Financial Services and Markets Act 2000 and regulations thereunder, and banking regulation and supervision.

(9)	This opinion is subject to the provisions of the Banking Act 2009 and any secondary legislation, instruments and orders made, or which may be made, under it.

9.	This opinion is given on the basis that there will be no amendment to, or termination or replacement of, the documents, authorisations and opinions referred to in the Schedule to this opinion and on the basis of Scots law in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Scots law after the date of this opinion.

10.	We hereby consent (i) to the use of our name in the prospectus forming a part of the Registration Statement in the forms and contexts in which it appears, (ii) to the filing of this opinion as an exhibit to the Registration Statement, and (iii) to the incorporation of this opinion and consent in a registration statement filed pursuant to Rule 462(b) of the Securities Act.

Yours faithfully

/s/ Donald Cummings

Partner, for and on behalf of CMS Cameron McKenna LLP

SCHEDULE

1.	A certified copy of the Articles of Association of the Company.

2.	Certified extract from the minutes of a meeting of the Board of Directors of the Company held on 17 December 2010.

3.	Certified extract from the minutes of a meeting of the Board of Directors of the Company held on 26 November 2015 (the Minutes).

4.	Copies in PDF form of powers of attorney by the Company dated 4 January 2011 and 7 January 2016.

5.	The Registration Statement, including the form of prospectus relating to offers and sales of Debt Securities.

6.	Senior Debt Securities Indenture (the Senior Indenture) between the Issuer, the Company and The Bank of New York Mellon (the Trustee) dated as of 21 January 2011.

7.	Form of Subordinated Debt Securities Indenture (the Subordinated Indenture and, together with the Senior Indenture, the Indentures) to be executed by the Company, the Issuer and the Trustee and filed with the SEC as Exhibit 4.13 to the Registration Statement and previously filed with the SEC on 22 December 2010.

8.	Copies of the opinions dated 2 June 2016 of Davis Polk & Wardwell London LLP, US Counsel to the Issuer and the Company, and Linklaters LLP, English Counsel to the Issuer and the Company.

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